SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-A/A


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                            DUKE ENERGY CORPORATION
             (Exact name of Registrant as specified in its charter)

North Carolina                                                56-0205520
(State of                                                   (IRS Employer
Incorporation)                                              Identification No.)


                            526 South Church Street
                      Charlotte, North Carolina 28202-1904
          (Address of principal executive offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:


Title of Each Class                              Name of Each Exchange on Which
to be so Registered                              Each Class is to be Registered
-------------------                              ------------------------------
Preference Stock Purchase Rights                 New York Stock Exchange




If this form relates to the                    If this form relates to the
registration of a class of                     registration of a class of
securities pursuant to Section 12(b)           securities pursuant to Section
of the Exchangeb Act and is effective          12(g) of the Exchange Act and is
pursuant to General Instruction A.(c),         effective pursuant to General
please check the following box. [X]            Instruction A.(d), please
                                               check the following box. [ ]


Securities Act registration statement file number to which this form relates:  N/A
              --------

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
        ----------------------------------------------------------------
                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

         In connection with the previously announced Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 8, 2005, by and among Duke Energy Corporation, a North Carolina corporation ("Duke"), Cinergy Corp., a Delaware corporation ("Cinergy"), Deer Holding Corp., a Delaware corporation ("Holdco"), Deer Acquisition Corp., a North Carolina corporation ("Merger Sub A"), and Cougar Acquisition Corp., a Delaware corporation ("Merger Sub B"), Duke has executed an amendment (the "Amendment"), dated as of May 8, 2005, to the Rights Agreement between Duke and The Bank of New York, as rights agent, dated as of December 17, 1998 (the "Rights Agreement"), in order to make the Rights Agreement inapplicable to the Mergers (as defined in the Merger Agreement). The Amendment provides, among other matters, that (i) none of Holdco, Merger Sub A, Merger Sub B or Cinergy or any of its affiliates or associates will become an Acquiring Person (as defined in the Rights Agreement) as a result of their acquisition of common stock of Duke as a result of their approval, execution, delivery or performance of the Merger Agreement or the consummation of the Mergers or any other transaction contemplated by the Merger Agreement or the taking of any other action in furtherance thereof, (ii) none of a Stock Acquisition Date, a Triggering Event or a Distribution Date (each as defined in the Rights Agreement) shall occur by reason of the approval, execution delivery or performance of the Merger Agreement, consummation of the Mergers or of any other transaction contemplated by the Merger Agreement or the taking of any other action in furtherance thereof, and (iii) no person shall be an Acquiring Person following the Effective Time (as defined in the Merger Agreement) and none of a Stock Acquisition Date, a Triggering Event or a Distribution Date shall occur after the Effective Time.

         The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 4.1 hereto, and is incorporated into this report by reference.


Item 2.  Exhibits.

         4.1 Amendment No. 1, dated as of May 8, 2005, to the Rights Agreement, dated as of December 17, 1998, between Duke and The Bank of New York, as rights agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by Duke on May 12, 2005).

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:   May 12, 2005                        DUKE ENERGY CORPORATION


                                             By: /s/ Edward M. Marsh, Jr.
                                                 ---------------------------
                                                 Name: Edward M. Marsh, Jr.
                                                 Title: Assistant Secretary

                                 EXHIBIT INDEX


Exhibit No.       Description
-----------       -----------

   4.1 Amendment No. 1, dated as of May 8, 2005, to the Rights Agreement, dated as of December 17, 1998, between Duke and The Bank of New York, as rights agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by Duke on May 12, 2005).